Exhibit 10.1

SANTARUS, INC.

2012 BONUS PLAN*

*Excludes	those covered under the Field Sales Incentive Plans

Final Approved

Santarus, Inc.

2012 Bonus Plan

The Santarus, Inc. (“Santarus” or the “Company”) 2012 Bonus Plan (the “Plan”) is designed to offer employees a performance-based plan that rewards the achievement of corporate goals, as well as individual goals that are consistent with the corporate goals.

Purpose of the Plan

The Plan is designed to:

•	Provide a bonus program that helps achieve overall corporate goals and enhances shareholder value

•	Reward individuals for achievement of corporate and individual goals

•	Encourage teamwork among all disciplines within the Company

•	Offer an attractive bonus program to help attract and retain key employees

Plan Governance

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Plan and any proposed modifications to the Plan. The President and CEO of Santarus is responsible for administration of the Plan; provided that the Compensation Committee of the Board of Directors is responsible for reviewing and approving all compensation, including compensation under this Plan, for all officers, vice presidents, executive directors and any other employees with an annual base salary greater than or equal to $250,000.

Eligibility

All regular employees of the Company who are regularly scheduled to work at least 20 hours per week will be eligible to participate in the Plan, other than any employee eligible to participate in the Company’s Field Sales Incentive Plans. Temporary employees and part-time employees (who are regularly scheduled to work less than 20 hours per week) are not included in this Plan. In order to be eligible to receive any bonus award (or “Bonus”) under this Plan, a participant: (a) must have commenced their employment with the Company prior to November 15, 2012 and remained continuously employed through December 31, 2012 and until the time Bonuses are paid; and (b) must be an employee in good standing (e.g., not on a performance improvement plan as of December 31, 2012 or an Unacceptable performer as determined during the 2012 review cycle), as determined by the Compensation Committee of the Board of Directors or the President and CEO of Santarus, as applicable in their sole discretion. Employees joining during the bonus plan year will have their actual bonus amount prorated based on their actual time with the Company during the Plan year.

Final Approved

A participant whose employment terminates voluntarily prior to the payment of a Bonus award will not be eligible to receive a Bonus award. Continued employment is a condition of vesting. If a participant’s employment is terminated involuntarily during the Plan year, or prior to payment of Bonus awards, it will be at the absolute discretion of the Company whether or not a Bonus award payment is made.

Corporate and Individual Performance

The President and CEO will present to the Compensation Committee of the Board of Directors a list of the overall corporate goals for the Plan year, which is subject to approval by both the Compensation Committee and the independent members of the Board of Directors. All participants in the Plan will then develop a list of key individual goals, which will be approved by their manager and used for the basis of the performance review and individual performance rating.

The total bonus pool for the Plan will be based on achievement of the 2012 corporate goals and, where applicable, the individual’s annual performance review rating.

Bonus Awards

The Bonus will be paid in cash and is based on achievement of the 2012 corporate goals and achievement of individual goals. The Bonus will be calculated by using the base salary as of December 31, 2012, weighting factor, target bonus percentage and goal multipliers as identified below:

Weighting Factor

The relative weight between the corporate and individual Bonus components will vary based on levels within the organization. The weighting factors will be reviewed annually and adjusted, as necessary or appropriate. The weighting for 2012 will be as follows:

Position	Corporate	Individual
President and CEO	100%
Group K (EVP Level Officer)	100%
Group J (SVP Officers)	100%
Group I (Non-Officer VPs)	80%	20%
Group H (Executive Directors)	80%	20%
Group G (Senior Directors)	80%	20%
Group F (Directors)	80%	20%
Group E (Senior Managers)	60%	40%
Group D (Managers)	60%	40%
Group C	40%	60%
Group A & B	20%	80%

Final Approved

Target Bonus Percentages

Bonus amounts will be determined by applying a “target bonus percentage” to the base salary of employees in the Plan. Following are the 2012 target bonus percentages:

Position	Target Bonus Percentages
President and CEO	65%
Group K	50%
Group J	40%
Group I	35%
Group H	30%
Group G	25%
Group F	22%
Group E	17%
Group D	15%
Group C	12%
Group B	8%
Group A	7%

The base salary as of December 31, 2012 times the target bonus percentage will be used to establish the target Bonus amount for the 2012 year.

Goal Multipliers

Corporate Goal Multiplier: The following scale will be used by the Compensation Committee of the Board of Directors and the independent members of the Board of Directors to determine the “total corporate goal multiplier” based upon measurement of actual corporate performance versus the pre-established corporate goals. The Compensation Committee will evaluate each corporate goal as follows:

Performance Category	Goal Multiplier
1. Performance for the year significantly exceeded the goal or was excellent in view of prevailing conditions	110%-200%
2. Performance fully met the year’s goal or is considered achieved in view of prevailing conditions	100%-150%
3. Performance for the year met some aspects of the goal but not all or met most aspects in view of prevailing conditions.	75%-100%
4. The performance met at least 50% of the goal or met at least 50% in view of prevailing conditions.	50%- 75%
5. The goal was not achieved and performance was not acceptable in view of prevailing conditions.	0%

Final Approved

Each goal is evaluated separately, weighting applied and a total corporate goal multiplier is reached. A total corporate goal multiplier of at least 50% is required prior to any payout of Bonuses under the Plan and the total corporate goal multiplier may not exceed 150%.

Individual Goal Multiplier: The “individual goal multiplier” will be determined by taking into account the performance rating (Pinnacle, Standing Ovation, Great Performance, etc.) given to the individual through the 2012 review cycle as well as any other relevant criteria relating to the individual’s job performance during 2012. The specific multipliers for each performance rating level are as follows:

Performance Rating:	Multiplier
Pinnacle	125%
Standing Ovation	115%
Great Performance	100%
Too New	70%
Fair Performance	50%

Calculation of Bonus Amount

The example below shows a sample Bonus amount calculation under the Plan. First, a target Bonus amount is calculated for each Plan participant by multiplying the employee’s base salary by the target bonus percentage. This dollar figure is then divided between the corporate component and the individual component based on the weighting factor for that position. This calculation establishes specific dollar target Bonus amounts for the performance period for each of the corporate and individual components.

At the end of the performance period, corporate and individual goal multipliers will be established using the criteria described above. The corporate goal multiplier, which is based on overall corporate performance, is used to calculate the corporate component of the Bonus amount for all Plan participants. This is accomplished by multiplying the target corporate Bonus amount established for each individual by the total corporate goal multiplier. The individual goal multiplier, which is based on an individual’s performance rating, is used in the same way to calculate the actual individual component of the Bonus amount.

Final Approved

Example: Actual Bonus Amount Calculation

Group Level Position Base Salary as of December 31 Target Bonus Percentage Performance Rating Target Bonus Amount	B Executive Assistant $50,000 8% Standing Ovation $4,000

Target Bonus Amount Components:
Target Bonus Amount based on corporate performance (20%):	$800
Target Bonus Amount based on individual performance (80%):	$3,200

Corporate Goal Multiplier	80%
Individual Goal Multiplier	105%

Actual Bonus Amount Calculation:
Corporate Bonus Amount	$640 ($800 x 80%)
Individual Bonus Amount	$3,360 ($3,200 x 105%)
Total Actual Cash Bonus Amount	$4,000

Payment of the Bonus Amounts

Annual performance reviews for Plan participants will be completed by February 28, 2013. Payments of actual Bonus amounts will be made as soon as practical, but not later than March 15, 2013. Participants’ entitlement to Bonuses under this Plan does not vest until the Bonuses are actually paid. This plan is not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

Company’s Absolute Right to Alter or Abolish the Plan

The Compensation Committee of the Board of Directors reserves the right in its absolute discretion to terminate and/or abolish all or any portion of the Plan at any time or to alter the terms and conditions under which a Bonus will be paid. In the event of the Plan’s termination prior to the payment of a Bonus, such Bonus will not be payable under this Plan. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any payment until actual delivery of such compensation. Notwithstanding the generality of the foregoing, at the Company’s discretion all or a portion of a Bonus payment may be made in shares of the Company’s common stock.

Final Approved

The Compensation Committee, in its discretion, may also determine whether to increase the payout under the Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant such action.

Employment Duration/Employment Relationship

This Plan does not, and the Company’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by the Company or by the participant with or without cause.

Final Approved